Exhibit 99.2

Franklin Financial announces stock repurchase program

(CHAMBERSBURG, PA) Franklin Financial Services Corporation, the parent bank holding company of F&M Trust, today announced that its board of directors has authorized the repurchase of up to 100,000 shares of its $1.00 par value common stock, representing approximately 3% of such shares now issued and outstanding. The authorized repurchases are to be made from time to time during the next 12 months in open market or privately negotiated transactions.

According to President and Chief Executive Officer William E. Snell, Jr., the repurchased shares will be held as treasury shares available for issuance in connection with future stock dividends and stock splits, employee benefit plans, executive compensation plans, the Dividend Reinvestment Plan, and other appropriate corporate purposes. Franklin Financial has repurchased approximately 22,000 shares of its common stock during the past 12 months under a repurchase program authorized by the Board of Directors last year.

Franklin Financial Services Corporation is a Chambersburg, Pennsylvania based bank holding company with assets of approximately $967 million. Its wholly-owned subsidiary, F&M Trust, is an independent community bank which operates twenty-five banking offices throughout Franklin, Fulton, Cumberland, and Huntingdon Counties in Boiling Springs, Carlisle, Chambersburg, Greencastle, Hustontown, Marion, McConnellsburg, Mont Alto, Newville, Orbisonia, Shippensburg, St. Thomas, Warfordsburg, and Waynesboro. Franklin Financial stock is traded on the over-the-counter market under the symbol FRAF.